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                                                                    EXHIBIT 99.1

                                  [LETTERHEAD]

                                                                   PRESS RELEASE

                                                       Contact: Kimberley Beales
                                                             (619) 467-2815

FOR IMMEDIATE RELEASE
November 24, 1998

                            TRANSWESTERN PUBLISHING
                  PLANS PURCHASE OF FOUR MICHIGAN DIRECTORIES

     SAN DIEGO -- TransWestern Publishing has signed a definitive purchase agreement to acquire four telephone directories in Michigan from Universal Phone Books, Inc. The directories are: Jackson & Jackson County; Ann Arbor; Tri-Cities (serving Bay, Midland and Saginaw Counties); and Lansing & Tri-County Area.

     "We are very excited to be a part of these Michigan communities," said TransWestern Publishing's President and Chief Executive Officer Rick Puente. "Businesses can expect the same high quality advertising and customer service that they have received from Universal. Of course, we will continue to serve customers through the local offices.

     All of the Universal Account Executives and Sales Managers will be joining TransWestern Publishing.

     "We have created a strong Michigan market this year by purchasing seven directories in that area," continued Puente. "We plan to continue our expansion in Ohio and Michigan as well as other markets around the country."

     TransWestern Publishing is a California-based independent yellow page publisher which publishes 157 community-oriented directories in 14 states. TransWestern Publishing completed their 1998 fiscal year on April 30 with $100.1 million in revenues and an EBITDA of $30.2 million.